News Release

For Immediate Release	Contact:	Bob Lougee (703) 721-3080

Monday, November 30, 2009		bob.lougee@usamobility.com

USA Mobility Extends Share Repurchase Program

Alexandria, VA (November 30, 2009) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging and communications services, today announced its Board of Directors has approved an extension of the Company’s previously announced share repurchase program from December 31, 2009 to March 31, 2010.

The Company commenced the share repurchase plan in August 2008 to buy back up to $50 million of USA Mobility common stock over a 12-month period. The Board approved a supplement to the plan in March 2009, resetting the amount available for purchase to $25 million as of January 1 and extending the purchase period through year-end 2009. Through September 30, 2009, the Company had repurchased approximately 4.7 million shares for $41.7 million at an average price of $8.79 per share.

Vincent D. Kelly, president and chief executive officer said, “Extending the share repurchase program is consistent with our ongoing commitment to return capital to stockholders while maintaining a strong balance sheet.” Kelly added that a total of $21.5 million remains available for purchase under the plan.

About USA Mobility
USA Mobility, Inc., headquartered in Alexandria, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors. As a single-source provider, USA Mobility‘s focus is on the business-to-business marketplace and supplying wireless connectivity solutions to a majority of the Fortune 1000 companies.  The Company operates the largest one-way paging and advanced two-way paging networks in the United States. In addition, USA Mobility offers mobile voice and data services through Sprint Nextel, including BlackBerry® smartphones and GPS location applications. The Company’s product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  USA Mobility also offers M2M (machine-to-machine) telemetry solutions for numerous applications that include asset tracking, utility meter reading and other remote device monitoring applications on a national scale.  For further information visit www.usamobility.com.

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